Exhibit 10.42

VARIOUS, INC.

BONUS AWARD AGREEMENT

THIS AGREEMENT is entered into as of the  13th  day of November, 2007 (the “Effective Date”) by and between Various, Inc., a California corporation (the “Company”) and Rob Brackett (“Executive”).

Recitals

WHEREAS, Executive is currently employed by the Company; and

WHEREAS, the Company, its shareholders, Andrew B. Conru Trust and the Mapstead Trust (the “Shareholders”), and Penthouse Media Group, Inc., a Nevada corporation (“Penthouse”), have entered into a Stock Purchase Agreement, dated as of September 21, 2007 (the “Penthouse Sale Agreement”), pursuant to which the Shareholders have agreed to sell all of their stock to Penthouse;

WHEREAS, the Board of the Directors of the Company (the “Board”) recognizes that during the period pending the consummation of the transactions contemplated by the Penthouse Sale Agreement (the “Penthouse Sale Transaction”), key employees of the Company may be motivated to leave the employment of the Company or be distracted in the performance of their duties to the Company and its subsidiaries, to the detriment of the Company and the Shareholders; and

WHEREAS, Executive is a key executive of the Company, and the Board has determined that it is in the best interests of the Company and the Shareholders to secure Executive’s continued services and to ensure Executive’s continued and undivided dedication to Executive’s duties in the event of any sale by the Shareholders of their stock to Penthouse and to ensure that Executive has a continued incentive to remain employed by the Company following the sale to Penthouse; and

WHEREAS, the Board has authorized the Company to enter into this Agreement.

Agreement

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Executive hereby agree as follows:

1.

Transaction Bonus.  Executive shall be entitled to receive $725,000, less applicable withholdings, on the Closing Date if:

(a)

the Penthouse Sale Transaction is closed on or before December 31, 2007; and

(b)

Executive remains employed fulltime with the Company until the Closing Date of the Penthouse Sale Transaction (such amount referred to herein as the “Transaction Bonus”).

2.

Complete Satisfaction/Release.  Accordingly, Executive acknowledges and agrees that the Transaction Bonus, to which Executive would not otherwise be entitled, shall constitute a complete settlement and satisfaction of any and all present or potential claims for any alleged bonuses associated with Executive remaining with the Company until the completion of its sale. In consideration of the promises made by the Company in Section 1, Executive hereby RELEASES AND FOREVER DISCHARGES the Company, its owners, officers, directors, agents, employees, and affiliated companies from any and all claims of every nature and kind whatsoever for any alleged bonuses associated with Executive remaining with the Company until the completion of its sale, whether such claims may be direct or indirect, known or unknown, asserted or unasserted, including past, pending, legal, equitable, fixed, contingent, matured, liquidated, and unliquidated, as well as all related obligations, rights, allegations, demands, attorneys’ fees, damages, costs, loss of service, expenses, compensation, suits and causes of action.

3.

Retention Bonus.  In addition: if Executive remains employed full time with the Company until the 1st year anniversary of the Closing Date, Executive shall be entitled to receive by no later than the end of the year in which such anniversary occurs a retention bonus in the amount of $241,666.66, less applicable withholdings; if Executive remains employed full time with the Company until the 2nd year anniversary of the Closing Date, Executive shall be entitled to receive by no later than the end of the year in which such anniversary occurs a retention bonus in the amount of $241,666.66, less applicable withholdings; and if Executive remains employed full time with the Company until the 3rd year anniversary of the Closing Date, Executive shall be entitled to receive by no later than the end of the year in which such anniversary occurs a retention bonus in the amount of $241,666.66, less applicable withholdings (such amounts are collectively referred to herein as the “Retention Bonus”).

4.

Termination.  If the Penthouse Sale Transaction has not closed prior to December 31, 2007, this Agreement shall terminate and have no further force and effect.

5.

Non-Disclosure.  Executive acknowledges that the bonus awards provided by the Company under this Agreement are not generally available to other employees of the Company, and Executive agrees that, except as may be required by the lawful order of a court or agency of competent jurisdiction, Executive will keep the terms of this Agreement secret and confidential indefinitely.  Notwithstanding the foregoing provisions of this Section 5, Executive may disclose the contents of this Agreement to his attorney, accountants, financial advisers and immediate family provided that Executive takes steps that are reasonably calculated to assure that such persons do not further disclose the terms of this Agreement.

6.

Construction and Interpretation.  Unless otherwise specifically provided in this Agreement, any capitalized terms contained herein shall have the same meaning as the capitalized terms contained in the Penthouse Sale Agreement.  The Company shall have full and complete authority, in its sole and absolute discretion, (a) to exercise all of the powers granted to it under this Agreement, (b) to construe, interpret and implement this Agreement and any related document, (c) to prescribe, amend and rescind rules relating to this Agreement, (d) to make all determinations necessary or advisable in administering this Agreement, and (e) to correct any defect, supply any omission and reconcile any inconsistency in this Agreement.

7.

Nonassignability.  This Agreement may not be assigned or transferred by Executive (including pursuant to a pledge or security interest) other than by will or by laws of descent and distribution.

8.

Tax Withholding.  Whenever payments are to be made hereunder, the Company will withhold therefrom, or from any other amounts payable to or in respect of Executive, an amount sufficient to satisfy any applicable governmental withholding tax requirements related thereto.

9.

No Right of Employment.  Except as specifically set forth herein and otherwise subject to any employment agreement between the Company and Executive, if any, nothing in this Agreement will be construed as creating any contract of employment or conferring upon Executive or any other person any right to continue in the employ or other service of the Company or limit in any way the right of the Company to change such person’s compensation or other benefits or to terminate the employment or other service of such person with or without cause.

10.

Section Headings.  The section headings contained herein are for convenience only, and in the event of any conflict, the text of this Agreement, rather than the section headings, will control.

11.

Successors.

(a)

The Company agrees that it will cause any successor (whether direct or indirect, by purchase of assets, merger, consolidation or otherwise) to all or substantially all of the business of the Company, unconditionally to assume, by written instrument delivered to Executive (or his beneficiary or estate) if such assumption does not occur by operation of law, all of the obligations of the Company hereunder, and the Company is free to assign this Agreement to any such successor.  As used in this Agreement, “Company” shall mean (i) the Company as hereinbefore defined, and (ii) any successor described in the preceding sentence or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law, including any parent or subsidiary of such a successor.

(b)

This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees.

12.

Disputes.

(a)

Dispute Subject to Binding Arbitration.  Executive and the Company agree that any claim, dispute, and/or controversy (including, but not limited to, any claims of discrimination and harassment, whether they be based on the California Fair Employment and Housing Act, Title VII of the Civil Rights Act of 1964, as amended, as well as all other state or federal laws or regulations) that either Executive or Company (or its owners, directors, officers, managers, Executives, agents, and parties affiliated with its Executive benefit and health plans) may have against the other which would otherwise require or allow resort to any court or other governmental dispute resolution forum arising from, related to, or having any relationship or connection whatsoever with Executive’s employment with or by the Company, whether based on tort, contract, statutory, or equitable law, or otherwise (with the sole exception of claims arising under the National Labor Relations Act which are brought before the National Labor Relations Board, claims for medical and disability benefits under the California Workers’ Compensation Act, and Employment Development Department claims), shall be submitted to and determined exclusively by binding arbitration under the Federal Arbitration Act, in conformity with the procedures of the California Arbitration Act (Cal. Code Civ. Proc. section 1280 et seq.) in San Francisco, California.  The Company will pay any costs and expenses for the arbitration proceeding.  Additionally, nothing herein shall prevent Executive from filing and pursuing administrative proceedings only before the California Department of Fair Employment and Housing, or the U.S. Equal Opportunity Commission.  In addition to requirements imposed by law, any arbitrator herein shall be a retired California Superior Court Judge and shall be subject to disqualification on the same grounds as would apply to a judge of such court.  To the extent applicable in civil actions in California courts, the following shall apply and be observed: all rules of pleading (including the right of demurrer), all rules of evidence, ail rights to resolution of the dispute by means of motions for summary judgment, judgment on the pleadings, and judgment under Cal. Code of Civil Procedure Section 631.8.  Resolution of the dispute shall be based solely upon the law governing the claims and defenses pleaded, and the arbitrator may not invoke any basis (including but not limited to, notions of “just cause”) other than such controlling law.  The arbitrator shall have the immunity of a judicial officer from civil liability when acting in the capacity of an arbitrator, which immunity supplements any other existing immunity.  Likewise, all communications during or in connection with the arbitration proceedings are privileged in accordance with Cal. Civil Code Section 47(b).  As reasonably required to allow full use and benefit of this Agreement’s modifications to the Act’s procedures, the arbitrator shall extend the times set by the Act for the giving of notices and setting of hearings.  Awards shall include the arbitrator’s written reasoned opinion.  Should any term or provision, or portion thereof, be declared void or unenforceable it shall be severed and the remainder of this Agreement shall be enforceable. EXECUTIVE UNDERSTANDS BY VOLUNTARILY AGREEING TO THIS BINDING ARBITRATION PROVISION, BOTH EXECUTIVE AND COMPANY GIVE UP THEIR RIGHTS TO TRIAL BY JURY OF ANY CLAIM EXECUTIVE OR COMPANY MAY HAVE AGAINST EACH OTHER.

(b)

Prevailing Party Attorney Fees.  In addition, in such arbitration and in any action at law or in equity arising out of this Agreement, the prevailing party in any arbitration or litigation relating to this Agreement shall be entitled to recover, in addition to any damages caused by a breach of this Agreement, all costs and expenses, including but not limited to, reasonable attorneys’ fees, expenses, court costs incurred by such party in connection with such action or proceeding and costs of appeals paid or incurred in connection therewith.

(c)

Choice of Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of California.

13.

Entire Agreement.  The Company and Executive acknowledge that prior to the date of execution of this Agreement, the Company and Executive have had oral discussions and written documents and correspondence have been exchanged between the parties concerning whether, and to what extent, Executive would receive a bonus (in addition to Executive’s normal and customary salary) as a reward for remaining employed by the Company, until the completion of a sale of the Company.  Consequently, this Agreement embodies the entire agreement of the parties hereto who have executed it and supersedes any and all other agreements, understandings, negotiations, or discussions, either oral or in writing, express or implied, between the parties to this Agreement. The parties to this Agreement each acknowledge that no representations, inducements, promises, agreements or warranties, oral or otherwise, have been made by them, or anyone acting on their behalf, which are not embodied in this Agreement; that they have not executed this Agreement in reliance on any representation, inducement, promise, agreements, warranty, fact or circumstances, not expressly set forth in this Agreement; and that no representation, inducement, promise, agreement or warranty not contained in this Agreement including, but not limited to, any purported settlements, modifications, waivers or terminations of this Agreement, shall be valid or binding, unless executed in writing by all of the parties to this Agreement.  This Agreement may be amended, and any provision herein waived, but only in writing, signed by the party against whom such an amendment or waiver is sought to be enforced.

14.

Notices.  All notices and other communications required or permitted under this Agreement must be in writing and will be deemed given when:  Delivered personally; sent by United States registered or certified mail, return receipt requested; transmitted by facsimile confirmed by United States first class mail; or sent by overnight courier.  Notices to the Company shall be sent to Andrew Conru at the Company’s principal place of business in Palo Alto, California, and notices to Executive shall be sent to Executive’s last known residence address and/or fax number contained in the Company’s records, or to such other place as either party may subsequently designate for its receipt of notices.

15.

Code Section 409A Considerations.

(a)

No Acceleration.  Notwithstanding any other provision in this Agreement, no party, either individually or jointly may accelerate the payment (in time or schedule) of any amount deferred by this Agreement, unless such acceleration is permitted by Code Section 409A or the regulations thereto.

(b)

Code Section 409A Standards.  This Agreement, and all other nonqualified deferred compensation plans in which the Employee participates, shall be interpreted and applied in a manner consistent with the standards for nonqualified deferred compensation plans established by Code Section 409A and its interpretive regulations and other regulatory guidance.  To the extent that there is any conflict between a provision of the Agreement and a provision of Code Section 409A, the applicable provision of Code Section 409A will control.

16.

Invalidity.  If any term or provision contained herein is to any extent invalid or unenforceable, such term or provision will be reformed so that it is valid, and such invalidity or unenforceability will not affect any other provision or part hereof.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the Company and Executive have executed this Agreement as of the date first above written.

VARIOUS, INC.	EXECUTIVE

/s/ Natalie Cedeno	/s/ Rob Brackett
By:	Rob Brackett